EXHIBIT D-2


                BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

          LeRoy Koppendrayer                                     Chair
          Ken Nickolai                                    Commissioner
          Gregory Scott                                   Commissioner
          Marshall Johnson                                Commissioner
          Phyllis Reha                                    Commissioner


Jennifer Moore                            SERVICE DATE:  Mar 31, 2004
Regulatory Attorney
Interstate Power and Light Company        DOCKET NO. E,G-001/S-04-109
200 First Street SE
Cedar Rapids, IA 52401-1409

In the Matter of a Request by Interstate Power and Light Company for Approval of its Proposed Capital Structure for Calendar Year 2004, Ending March 31, 2005

The above entitled matter has been considered by the Commission and the following disposition made:

          APPROVED INTERSTATE'S REQUESTED MARCH 31, 2005 CAPITAL STRUCTURE;

          APPROVED A +/- 10 PERCENT RANGE AROUND INTERSTATE'S PRE-EQUITY INFUSION AVERAGE VALUES FOR COMMON EQUITY, PREFERRED EQUITY, AND LONG-TERM DEBT;

          APPROVED A +/- 10 PERCENT RANGE AROUND INTERSTATE'S POST-EQUITY INFUSION AVERAGE VALUES FOR COMMON EQUITY, PREFERRED EQUITY, AND LONG-TERM DEBT, TO TAKE EFFECT UPON THE COMPLETION OF THE EQUITY INFUSION;

          APPROVED INTERSTATE'S REQUESTED SHORT-TERM DEBT AMOUNT, WHICH IS TO NOT EXCEED $300 MILLION AT ANY TIME DURING THE FISCAL YEAR ENDING MARCH 31, 2005;

          APPROVED INTERSTATE'S TOTAL CAPITALIZATION CONTINGENCY OF $2,796.5 MILLION. THIS AMOUNT IS 5 PERCENT OVER ITS PROJECTED MARCH 31, 2005 TOTAL CAPITALIZATION, AND INCLUDES THE MAXIMUM OF $300 MILLION OF SHORT-TERM DEBT; AND

          ALLOWED INTERSTATE NOT TO SEEK COMMISSION APPROVAL BEFORE ISSUING SECURITIES AS LONG AS THE TRANSACTIONS DO NOT RESULT IN A CAPITAL STRUCTURE THAT IS OUT OF COMPLIANCE WITH THIS ORDER;

          APPROVED INTERSTATE'S REQUEST THAT THE CAPITAL STRUCTURE BE IN EFFECT FROM MARCH 31, 2004 TO MARCH 31, 2005.

          THIS DECISION IS ISSUED BY THE COMMISSION'S CONSENT CALENDAR SUBCOMMITTEE, UNDER A DELEGATION OF AUTHORITY GRANTED UNDER MINN. STAT.SS.216A.03, SUBD. 8(a). UNLESS A PARTY, A PARTICIPANT, OR A COMISSIONER FILES AN OBJECTION TO THIS DECISION WITHIN TEN DAYS OF RECEIVING IT, IT WILL BECOME THE ORDER OF THE FULL COMMISSION UNDER MINN. STAT.SS.216A.03, SUBD. 8(b).

          The Commission agrees with and adopts the recommendations of the Department of Commerce which are attached and hereby incorporated in the Order.


                                          BY ORDER OF THE COMMISSION

                                          /s/Burl W. Haar
                                          ---------------
                                          Burl W. Haar
                                          Executive Secretary

          (S E A L)

March 16, 2004


Burl W. Haar
Executive Secretary
Minnesota Public Utilities Commission
121 7th Place East, Suite 350
St. Paul, Minnesota 55101-2147

RE:  COMMENTS OF THE MINNESOTA DEPARTMENT OF COMMERCE

Docket No. E,G001/S-04-109

Dear Dr. Haar:

Attached are the comments of the Energy Division of the Minnesota Department of Commerce in the following matter:

A petition of Interstate Power and Light Company for approval of its proposed capital structure for calendar year 2004, ending March 31, 2005.

The petition was filed on January 21, 2004. An amendment was filed on February 17, 2004. Both documents were filed by:

Jennifer Moore
Regulatory Attorney
Interstate Power and Light Company
200 First Street SE
Cedar Rapids, Iowa 52401-1409

The Department recommends APPROVAL of the Company's petition as amended on February 17, 2004, and is available to answer any questions the Commission may have.


Sincerely,

/s/ Marlon Griffing
-------------------

MARLON GRIFFING, PH.D.
Financial Analyst
MG/sm
Attachment

--------------------------------------------------------------------------------

                BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

                                 COMMENTS OF THE
                        MINNESOTA DEPARTMENT OF COMMERCE

                           DOCKET NO. E,G001/SA-04-109

--------------------------------------------------------------------------------


I.   SUMMARY OF INTERSTATE'S PROPOSAL

On January 20, 2004, Interstate Power and Light Company (Interstate, IPL, or the Company) petitioned the Minnesota Public Utilities Commission (Commission) for approval of its March 31, 2005 proposed capital structure.

On February 17, 2004, the Company filed an amended petition. IPL is seeking approval of:

     o A two-period capital structure, covering the year from March 31, 2004 to March 31, 2005,/1/ reflecting the intent of its parent company, Alliant Energy Corporation (Alliant) to infuse up to $100 million of equity. The anticipated average capital structures for the periods are:

PRE-EQUITY INFUSION PERIOD                POST-EQUITY INFUSION PERIOD
(MARCH-JUNE 2004)                         (JULY 2004-MARCH 2005)
--------------------------------------------------------------------------------
Common equity of 44.2 percent,            Common equity of 46.3 percent,
Preferred equity of 8.1 percent, and      Preferred equity of 7.6 percent, and
Long-term debt of 43.8 percent.           Long-term debt of 43.0 percent.

     o A contingency range of +/- 10 percent around its estimated common equity, preferred equity and long-term debt averages for the two periods;

     o A proposed contingency total capitalization of $2,796.5 million,/2/ which represents 5 percent over its projected March 31, 2005 total capitalization, including $300 million of short-term debt; and


----------

1 The petition refers to the proposed capital structure for "Calendar Year 2004," but the period encompassed by the application is that identified above.

2 After discussions with the Company, this amount was changed from the $2,770.5 million included in the amended filing. Other values appearing in these comments differing from those in the amended filing that were changed as a result of the discussions with the Company are long-term debt on March 31, 2005, and total capitalization with maximum short-term notes on March 31, 2005.

Docket No. E,G001/S-04-109
Analyst assigned: Marlon Griffing
Page 2


     o Short-term debt not to exceed $300 million at any time during the fiscal year ending March 31, 2005.

II.  DETAILS OF INTERSTATE'S PROPOSAL

Interstate requests approval of its estimated 2004 capital structure, ending March 31, 2005. The Minnesota Department of Commerce (Department) treats the request as a proposal for the fiscal year ending March 31, 2005. Several actual and estimated capital structures (in millions of dollars) for Interstate follow.

                       INTERSTATE POWER AND LIGHT COMPANY
                                CAPITAL STRUCTURE
                             (AMOUNTS IN $MILLIONS)

                                Actual                    Actual                     Forecast
                           December 31, 2002        September 30, 2003           December 31, 2003
                          Amount     Percent        Amount     Percent           Amount     Percent
                         -------------------       -------------------          -------------------
Common Equity              $866.7      46.3%          $984.6      46.8%         $1,034.8     46.3%
Preferred Stock             145.1       7.7%           183.8       8.7%            183.8      8.2%
Long-Term Debt              860.5      46.0%           929.3      44.2%            910.5     40.7%
Short-Term Debt               0.0       0.0%             4.0       0.2%            107.5      4.8%
Total Capitalization     $1,872.3     100.0%        $2,101.7     100.0%         $2,236.6    100.0%


                                                                                     Estimated
                               Estimated               Estimated                March 31, 2005 with
                           December 31, 2004         March 31, 2005           Maximum Short-Term Notes
                          Amount      Percent       Amount     Percent         Amount       Percent
                         -------------------       -------------------          -------------------
Common Equity            $1,121.4      45.9%       $1,116.2       43.5%         $1,116.2      41.9%
Preferred Stock             183.8       7.5%          183.8        7.2%            183.8       6.9%
Long-Term Debt            1,017.1      41.6%        1,063.3       41.4%          1,063.3      39.9%
Short-Term Debt             121.5       5.0%          204.8        8.0%            300.0      11.3%
Total Capitalization     $2,443.8     100.0%       $2,568.1      100.0%         $2,663.3     100.0%

Interstate plans to issue up to $125 million of long-term debt in the fiscal year ending March 31, 2005. The Company has no plans to issue common equity during the period, nor does it intend to issue any preferred equity. However, Alliant, the parent company, plans to make an equity contribution to IPL of up to $100 million. Interstate also intends to issue short-term debt, not to exceed, at any time, $300 million.

The Company states in its petition the proceeds from the long-term debt issue during the period will be used principally to refinance short-term debt that chiefly was incurred to finance construction projects. The long-term securities also will be employed to refinance other short-term debt and for other general corporate purposes. As for the short-term debt, IPL intends to use it in conjunction with other corporate funds to finance its estimated construction program of $416 million, and for other corporate purposes such as acquisition of property and improvement of service.

Docket No. E,G001/S-04-109
Analyst assigned: Marlon Griffing
Page 3


In keeping with its request to have separate pre-equity infusion and post-equity infusion capital structures, Interstate requests that the Commission approve different contingency ranges around estimated long-term debt, common equity, and preferred stock. The proposed contingency range for each cited capital item is +/- 10 percent around the estimated averages for both periods.

Moreover, the Company is asking for a maximum total capitalization of $2,796.5 million. This amount is the Company's estimated maximum capitalization of $2,663.3 million on March 31, 2005, plus 5 percent. The estimated maximum capitalization of $2,663.3 million includes the maximum of $300 million for short-term debt requested in this petition.

III. DEPARTMENTAL ANALYSIS

A.   INTRODUCTION

Minnesota Statute 216.B49, subd.4, requires capital structure approval for public utilities. IPL's proposed capital structure for the year ending March 31, 2005 is similar to the two-period capital structure approved by the Commission for the Company for the year ending March 31, 2004, in Docket No. E,G001/S-03-187. The Department supported approval of the structure in that docket.

In analyzing whether the current petition of Interstate meets the public interest standard of the statute the Department:

     o Examined the ratio each type of security in IPL's proposed capital structure represented of total capital at various points in the covered year;

     o Compared the proposed year-end security ratios for IPL to the corresponding average ratios for a group of seventeen similar utilities;

     o Considered the proposed contingency range around common equity, preferred equity, and long-term debt; and

     o Examined the proposed short-term debt and total capitalization contingency amounts.

B.   CAPITAL STRUCTURE

The Company is requesting a two-period capital structure, with one range of contingencies applying before an anticipated $100 million equity infusion by Alliant and another range applying after the infusion. IPL's petition shows the equity infusion is expected in July 2004. The capital structures for June 2004, July 2004 and March 31, 2005, in the proposed two-period capital structure are presented (in millions of dollars) in the following table.

Docket No. E,G001/S-04-109
Analyst assigned: Marlon Griffing
Page 4


                               Estimated                 Estimated
                               June 2004                 July 2004                   Estimated
                          Pre-Equity Infusion      Post-Equity Infusion           March 31, 2005
                          Amount     Percent        Amount     Percent          Amount     Percent
                         -------------------       -------------------          -------------------
Common Equity            $1,003.4      42.8%       $1,102.5      47.2%          $1,116.2     43.5%
Preferred Stock             183.8       7.8%          183.8       7.9%             183.8      7.2%
Long-Term Debt            1,026.0      43.8%        1,024.5      43.8%           1,063.3     41.4%
Short-Term Debt             129.6       5.5%           25.6       1.1%             204.8      8.0%
Total Debt                1,155.6      49.3%        1,050.1      44.9%           1,268.1     49.4%

Total Capitalization     $2,342.8     100.0%       $2,336.4     100.0%          $2,568.1    100.0%

The average capital structure percentages for the pre- and post-equity infusion periods are presented in the following table.

                                      Estimated                   Estimated
                                 Pre-Equity Infusion        Post-Equity Infusion
                                       Percent                      Percent
                                       -------                      -------
     Common Equity                       44.2%                        46.3%
     Preferred Stock                      8.1%                         7.6%
     Long-Term Debt                      43.8%                        43.0%
     Short-Term Debt                      3.9%                         3.1%
     Total Debt                          47.7%                        46.1%


The preceding tables show the percentage each category of capital represents in Interstate's capital structure. The percentages are shown for three points in time and two spans of several months: (1) immediately before the expected equity infusion (and after the expected issue of long-term debt); (2) immediately after the equity infusion; (3) at the end of the year; (4) as an average during the pre-equity infusion period; and (5) as an average after the equity infusion. Total debt, the sum of long-term debt and short-term debt, ranges from 44.9 percent to 49.4 percent for the selected data.

The Department compared these data for total debt to comparable data for utilities similar to Interstate's parent company, Alliant. (See DOC
Attachment 1.) Specifically, the IPL total debt percentage was compared with the average total debt percentage for seventeen combination gas-and-electric utilities with Standard and Poor (S&P) bond ratings ranging from A to BBB-.(Interstate does not have a separate bond rating, but Alliant has a bond rating of BBB+.) The average total debt ratio for the comparable companies was
63.1 percent in 2002, the last year for which complete data is available, while the complementary equity ratio was 36.9 percent. Thus, Interstate's total debt ratio for its proposed capital structure ranges from approximately 13 percent less to 18 percent less than the total debt ratio of the comparable companies for the selected observations, and its equity ratio is correspondingly higher.

The lower debt ratio for Interstate compared with the average for the matching ratio for the gas-and-electric utilities means the Company has proportionately fewer interest obligations to meet during the year. The chance that IPL will be unable to meet any given interest payment is thereby comparatively smaller. The Department, therefore, concludes that Interstate's proposed two-period capital structure is reasonable. Moreover, the Department observes that the intended uses of the proposed long-term debt issue and equity infusion fit the corporate purpose of the Company for service as a public utility.

Docket No. E,G001/S-04-109
Analyst assigned: Marlon Griffing
Page 5


C.   CONTINGENCIES

     1.   Common Equity, Preferred Equity, and Long-Term Debt Ratios

Interstate requests a +/- 10 percent contingency range around the average ratios for common equity, preferred equity, and long-term debt for the pre-equity infusion and post-equity infusion periods. These ranges follow.

                                              Estimated Contingency Range
                                            Pre-Equity Infusion (3/04-6/04)
                                         ---------------------------------------
                                         Average            Low           High
                                         -------            ---           ----
               Common Equity               44.2%          39.8%          48.6%
               Preferred Stock              8.1%           7.3%           8.9%
               Long-Term Debt              43.8%          39.5%          48.2%


                                              Estimated Contingency Range
                                           Post-Equity Infusion (7/04-3/05)
                                         ---------------------------------------
                                         Average            Low           High
                                         -------            ---           ----
               Common Equity               46.3%          41.6%          50.9%
               Preferred Stock              7.6%           6.9%           8.4%
               Long-Term Debt              43.0%          38.7%          47.3%

     2.   Short-Term Debt and Total Capitalization

          a.   Short-term debt

IPL requests a contingency to issue short-term debt not to exceed $300 million at any time during the fiscal year ending March 31, 2005. The proposal states the estimated average interest rate for that period is 2.0 percent. The Company's short-term debt issues will take the form of unsecured short-term promissory notes to lending banks and other financial institutions, commercial paper sold to commercial paper dealers, commercial paper sold to direct purchasers, or reimbursement agreements with banks and other financial institutions.

          b.   Total capitalization

Interstate requests a contingency allowing it a maximum capitalization of $2,796.5 million. This amount is 5 percent above the maximum expected capitalization of $2,663.3 million as of March 31, 2005 if the Company issued the maximum requested $300 million of short-term notes.

    3.    Discussion

IPL has submitted a two-period capital structure request that follows the structure approved by the Commission for the fiscal year ending March 31, 2004. That structure was developed after discussions with the Department. It recognized that a +/- 10 percent contingency range in effect the whole fiscal year would cause the Company to violate the range when Alliant made a planned equity infusion of $150 million. Hence, the Company's original request for a +/- 25 percent contingency range.

Docket No. E,G001/S-04-109
Analyst assigned: Marlon Griffing
Page 6


The Department recommends that Interstate's requested two-period capital structure with a +/- 10 percent contingency range, a 5 percent total capitalization contingency range, and a contingency to issue short-term debt not to exceed $300 million at any time be approved. IPL's request identifies an expected equity infusion in the year ending March 31, 2005, from the parent company that is similar to the infusion included in the request for March 31, 2004. That infusion led to the development of the two-period structure in Docket No. E,G001/S-03-187. The Department concludes, as it did in that docket, that the recommended ranges and total capitalization contingency provide Interstate sufficient flexibility in managing its capital structure, yet retain sufficient regulatory oversight for the Commission.

The request anticipates the $100 million equity infusion will occur in July 2004. However, the Company may decide not to carry out the infusion during that month. Therefore, the Department recommends the pre-equity infusion contingency ranges remain in effect until the equity infusion occurs, with the post-equity infusion ranges commencing upon completion of the infusion.

     4.   Securities Issuance

Minnesota Statute Section 216B.49, subd. 3 requires approval of any security issuance prior to making the issuance. The Commission in its December 16, 1999 Order approving Interstate's 2000 capital structure filing, stated, "The Company is not required to seek Commission approval before issuing securities, as long as issuing these securities will not result in a capital structure out of compliance with the one approved in this Order." The Department recommends that the Commission continue to use the same language in its current order.

Furthermore, capital structure approvals are generally interpreted as being effective for one year, coincident with the calendar year. Interstate is requesting approval of a fiscal year ending March 31, 2005. The Department recommends that IPL's capital structure approval run from March 31, 2004 to March 31, 2005.

IV.  SUMMARY AND RECOMMENDATION

The Department recommendations concerning Interstate's capital structure request are:

     o    Approve Interstate's requested March 31, 2005 capital structure;

     o Approve a +/- 10 percent range around Interstate's pre-equity infusion average values for common equity, preferred equity, and long-term debt;

     o Approve a +/- 10 percent range around Interstate's post-equity infusion average values for common equity, preferred equity, and long-term debt, to take effect upon the completion of the equity infusion;

Docket No. E,G001/S-04-109
Analyst assigned: Marlon Griffing
Page 7


     o Approve Interstate's requested short-term debt amount, which is to not exceed $300 million at any during time the fiscal year ending March 31, 2005;

     o Approve Interstate's total capitalization contingency of $2,796.5 million. This amount is 5 percent over its projected March 31, 2005 total capitalization, and includes the maximum of $300 million of short-term debt; and

     o Allow Interstate not to seek Commission approval before issuing securities as long as the transactions do not result in a capital structure that is out compliance with this Order.

     o Approve Interstate's request that the capital structure be in effect from March 31, 2004 to March 31, 2005.

/sm

       ATTACHMENT 1: CAPITAL STRUCTURES OF
    COMPANIES COMPARABLE TO ALLIANT ENERGY
                               CORPORATION
(Capital Structure amounts are in millions
                               of dollars)


                                       PRIMARY     BOND         SHORT-TERM                 LONG-TERM
                         COMPANY NAME    SIC      RATING           DEBT       PERCENT         DEBT      PERCENT
                                        CODE
-----------------------------------------------------------------------------------------------------------------
               CENTERPOINT ENERGY INC    4931       BBB            1,157.3       9.3%        9,900.5      79.3%
                  CH ENERGY GROUP INC    4931        A                15.0       1.9%          269.9      33.5%
              CONSOLIDATED EDISON INC    4931        A               634.3       4.9%        6,206.9      47.8%
         CONSTELLATION ENERGY GRP INC    4931       A-               436.7       4.8%        4,613.9      50.7%
                     ENERGY EAST CORP    4931      BBB+              867.6      12.1%        3,697.0      51.8%
                         KEYSPAN CORP    4931        A               927.1      10.1%        5,224.1      56.9%
                         NISOURCE INC    4931       BBB            2,145.7      18.2%        5,363.0      45.6%
                    PNM RESOURCES INC    4931      BBB-              150.0       7.1%          980.1      46.3%
                 PUBLIC SERVICE ENTRP    4931       BBB            1,511.0       8.4%       11,851.0      66.2%
                     PUGET ENERGY INC    4931      BBB-              120.5        2.9        2,449.7      58.4%
                           SCANA CORP    4931       A-               622.0      10.7%        2,884.0      49.7%
                      TECO ENERGY INC    4931      BBB-              487.6       6.9%        3,973.4      56.2%
                             TXU CORP    4931       BBB            3,179.0      15.4%       12,215.0      59.1%
         VECTREN UTILITY HOLDINGS INC    4931       A-               392.4      19.6%          841.2      42.0%
                WISCONSIN ENERGY CORP    4931      BBB+              993.4      15.5%        3,230.5      50.5%
                   WPS RESOURCES CORP    4931        A               100.9       5.6%          874.4      48.3%
                      XCEL ENERGY INC    4931       BBB            9,298.2      44.0%        7,044.2       33.4
                              AVERAGE                                           11.6%                     51.5%

IPL (Estimated ending March 31, 2005)                                204.8       8.0%        1,063.3      41.4%


                                       PRIMARY     BOND          PREFERRED                    COMMON                  TOTAL
                         COMPANY NAME    SIC      RATING           STOCK      PERCENT         EQUITY    PERCENT   CAPITALIZATION
                                        CODE
------------------------------------------------------------------------------------------------------------------------------------
               CENTERPOINT ENERGY INC    4931       BBB                0.0       0.0%        1,421.9      11.4%     12,479.7
                  CH ENERGY GROUP INC    4931        A                33.5       4.2%          486.9      60.5%        805.3
              CONSOLIDATED EDISON INC    4931        A               212.6       1.6%        5,921.1      45.6%     12,974.9
         CONSTELLATION ENERGY GRP INC    4931       A-               190.0       2.1%        3,862.3      42.4%      9,102.9
                     ENERGY EAST CORP    4931      BBB+              116.0       1.6%        2,460.6      34.5%      7,141.1
                         KEYSPAN CORP    4931        A                83.8       0.9%        2,944.6      32.1%      9,179.6
                         NISOURCE INC    4931       BBB               84.9       0.7%        4,175.9      35.5%     11,768.5
                    PNM RESOURCES INC    4931      BBB-               12.8       0.6%          974.0      46.0%      2,116.9
                 PUBLIC SERVICE ENTRP    4931       BBB              540.0       3.0%        3,987.0      22.3%     17,889.0
                     PUGET ENERGY INC    4931      BBB-              103.2       2.5%        1,523.8      36.3%      4,197.2
                           SCANA CORP    4931       A-               115.0       2.0%        2,177.0      37.5%      5,798.0
                      TECO ENERGY INC    4931      BBB-                0.0       0.0%        2,611.7      36.9%      7,072.7
                             TXU CORP    4931       BBB              511.0       2.5%        4,766.0      23.1%     20,671.0
         VECTREN UTILITY HOLDINGS INC    4931       A-                 0.3       0.0%          768.6      38.4%      2,002.5
                WISCONSIN ENERGY CORP    4931      BBB+               30.4       0.5%        2,139.4      33.5%      6,393.7
                   WPS RESOURCES CORP    4931        A                51.1       2.8%          782.8      43.4%      1,809.2
                      XCEL ENERGY INC    4931       BBB              105.0       0.5%        4,665.3      22.1%     21,112.8
                              AVERAGE                                            1.5%                     35.4%

IPL (Estimated ending March 31, 2005)                                183.8       7.2%        1,116.2      43.5%      2,568.1


----------

           Note: The set of companies
         comparable to Alliant Energy
  Corporation was drawn from Standard
   and Poor's Compustat database. The
  database was searched for companies
    with the same Standard Industrial
       Classification Code as Alliant
     (4931-Electric and Other Service
 Combinations) and within two ratings
   of Alliant's BBB+ bond rating. The
 average ratios of this group for the
     various security categories were
           calculated as shown above.
   Alliant was removed from the group
    for purposes of the calculations.

Minnesota Department of Commerce